ARC Document Solutions Reports Results for Fourth Quarter and Full Year 2014
WALNUT CREEK, CA – (February 24, 2015) – ARC Document Solutions, Inc. (NYSE: ARC), the nation's leading document solutions provider for the architecture, engineering, and construction (AEC) industry, today reported its financial results for the fourth quarter and full year ended December 31, 2014.
2014 Annual Business Highlights:

•	Revenue grew 4.1% year-over-year

•	Adjusted diluted earnings per share were $0.25 vs. $0.09 in 2013

•	Gross margin was 34.0% vs. 33.0% in 2013

•	Adjusted EBITDA grew $4.0 million, or 5.9% year-over-year

•	Adjusted cash flow from operations of $54.0 million vs. $47.3 million in 2013

•
2015 fully-diluted annual adjusted earnings per share projected to be in the range of $0.37 to $0.41; annual adjusted cash provided by operating activities projected to be in the range of $61 to $66 million; and annual adjusted EBITDA to be in the range of $75 million to $80 million

Financial Highlights:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(All dollar amounts in millions, except EPS)	2014	2013	2014	2013
Net Revenue	$107.6	$101.3	$423.8	$407.2
Gross Margin	32.5%	33.0%	34.0%	33.0%
Net (loss) income attributable to ARC	$(2.3)	$(16.0)	$7.3	$(15.3)
Adjusted Net Income attributable to ARC	$2.6	$1.1	$11.8	$4.1
Diluted (loss) earnings per share	$(0.05)	$(0.35)	$0.15	$(0.33)
Adjusted diluted earnings per share	$0.06	$0.02	$0.25	$0.09
Cash provided by operating activities	$13.0	$6.8	$50.0	$46.8
Adjusted cash provided by operating activities	$13.1	$7.8	$54.0	$47.3
EBITDA	$9.6	$(0.6)	$58.3	$46.1
Adjusted EBITDA	$17.0	$17.4	$72.3	$68.2
Capital Expenditures	$(3.2)	$(3.3)	$(13.3)	$(18.2)
Debt & Capital Leases (including current)			$203.9	$219.7
Management Commentary
“2014 was a great year for us,” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “It was a year that culminated in the transformation of the company into a technology services provider, laying the foundation for our future growth. In the midst of all this change and the disruption that came with it, ARC finished six quarters of consecutive sales growth, saw earnings per share nearly triple, significantly increased its cash flows, and refinanced its long term debt for the second time in 12 months. Needless to say, I am gratified with the work done by our management team, and I look forward sharing our ideas for ARC's future during our upcoming earnings call and on our investor day on March 6th.”

“The significant increase in 2014 annual earnings per share was due to our increase in sales, tight controls over our costs, and major improvements in our capital structure,” said Jorge Avalos, ARC’s Chief Financial Officer. “Adjusted cash flow from operations in 2014 increased 14% over 2013, and this allowed us to pay down $27 million, or 14%, of our term credit facility. By the end of the year, the resulting decrease in our leverage ratio coupled with our improved financial performance allowed us to secure a new Term A loan with an initial interest rate of approximately 2.75% – 350 basis points lower than our previous term loan – which will yield annual savings of approximately $6 million.”

2014 Fourth Quarter Supplemental Information:
Net sales were $107.6 million, a 6.2% increase compared to the fourth quarter of 2013.

Days sales outstanding in Q4 2014 were 52 compared to 50 days in Q4 2013.

AEC customers comprised approximately 77% of our total net sales, while non-AEC customers made up 23% of our total net sales.

Total number of Onsite Services contracts was approximately 8,500, a gain of approximately 800 contracts over Q4 2013.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Services and Product Line	2014	2013	2014	2013
Onsite Services	32.1%	30.6%	31.9%	29.9%
Traditional Reprographics	24.6%	27.3%	26.7%	28.7%
Color Services	21.5%	20.0%	21.3%	20.5%
Digital	7.6%	8.1%	7.9%	8.2%
Equipment and Supplies Sales	14.2%	14.0%	12.2%	12.7%
Outlook
ARC Document Solutions anticipates annual adjusted earnings per share in 2015 to be in the range of $0.37 to $0.41 on a fully diluted basis, and annual cash flow from operations to be in the range of $61 million to $66 million. The Company’s outlook for 2015 annual adjusted EBITDA is expected to be in the range of $75 million to $80 million.
Teleconference and Webcast
ARC Document Solutions will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company's fourth quarter of 2014. To access the live audio call, dial 888-500-6950. International callers may join the conference by dialing 719-325-2484. The conference ID number is 2292169. A live webcast will also be made available on the investor relations page of ARC Document Solutions’ website at www.e-arc.com.

A replay of the call will be available for five days after the call's conclusion. To access the replay, dial 888-203-1112. International callers may access the replay by dialing 719-457-0820. The conference ID number is 2292169. The webcast will also be made available at www.e-arc.com for approximately 90 days following the call's conclusion.

Investor Day to be Held on March 6, 2015

ARC Document Solutions will be holding an investor day in Las Vegas on Friday, March 6, 2015. Planned events include demonstrations of SKYSITETM, ARC’s recently released cloud-based, document distribution solution for the construction industry, as well as demonstrations of how its technology, innovation and scale in the marketplace create significant competitive advantages. Attendees can also expect a customer discussion panel, management presentations, and an opportunity to meet Jorge Avalos, ARC’s recently appointed Chief Financial Officer, and other members of senior management.

Registration and venue information for the event in Las Vegas are available on the ARC Document Solutions Investor Relations website. Interested investors may also contact David Stickney, Vice President Communications and Investor Relations, at 925-949-5114, or via email at david.stickney@e-arc.com.

About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps more than 90,000 customers reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 8,500 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "future," "look forward," and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)
	December 31,	December 31,
Current assets:	2014	2013
Cash and cash equivalents	$22,636	$27,362
Accounts receivable, net of allowances for accounts receivable of $2,413 and $2,517	62,045	56,328
Inventories, net	16,251	14,047
Deferred income taxes	278	356
Prepaid expenses	4,767	4,324
Other current assets	6,080	4,013
Total current assets	112,057	106,430
Property and equipment, net of accumulated depreciation of $214,697 and $206,636	59,520	56,181
Goodwill	212,608	212,608
Other intangible assets, net	23,841	27,856
Deferred financing fees, net	2,440	3,242
Deferred income taxes	1,110	1,186
Other assets	2,492	2,419
Total assets	$414,068	$409,922
Current liabilities:
Accounts payable	$26,866	$23,363
Accrued payroll and payroll-related expenses	13,765	11,497
Accrued expenses	22,793	21,365
Current portion of long-term debt and capital leases	27,969	21,500
Total current liabilities	91,393	77,725
Long-term debt and capital leases	175,916	198,228
Deferred income taxes	33,463	31,667
Other long-term liabilities	3,458	3,163
Total liabilities	304,230	310,783
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 46,800 and 46,365 shares issued and 46,723 and 46,320 shares outstanding	47	46
Additional paid-in capital	110,650	105,806
Retained deficit	(7,353)	(14,628)
Accumulated other comprehensive (loss) income	(161)	634
	103,183	91,858
Less cost of common stock in treasury, 77 and 45 shares	408	168
Total ARC Document Solutions, Inc. stockholders’ equity	102,775	91,690
Noncontrolling interest	7,063	7,449
Total equity	109,838	99,139
Total liabilities and equity	$414,068	$409,922

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Service sales	$92,329	$87,100	$371,884	$355,358
Equipment and supplies sales	15,265	14,185	51,872	51,837
Total net sales	107,594	101,285	423,756	407,195
Cost of sales	72,680	67,818	279,478	272,858
Gross profit	34,914	33,467	144,278	134,337
Selling, general and administrative expenses	26,952	24,117	107,672	96,800
Amortization of intangible assets	1,489	1,556	5,987	6,612
Restructuring expense	12	779	777	2,544
Income from operations	6,461	7,015	29,842	28,381
Other income, net	(25)	(20)	(96)	(106)
Loss on extinguishment of debt	5,252	16,077	5,599	16,339
Interest expense, net	2,923	5,725	14,560	23,737
(Loss) income before income tax provision	(1,689)	(14,767)	9,779	(11,589)
Income tax provision	418	1,040	2,348	2,986
Net (loss) income	(2,107)	(15,807)	7,431	(14,575)
Income attributable to noncontrolling interest	(220)	(203)	(156)	(748)
Net (loss) income attributable to ARC Document Solutions, Inc. shareholders	$(2,327)	$(16,010)	$7,275	$(15,323)
(Loss) income per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$(0.05)	$(0.35)	$0.16	$(0.33)
Diluted	$(0.05)	$(0.35)	$0.15	$(0.33)
Weighted average common shares outstanding:
Basic	46,393	45,928	46,245	45,856
Diluted	46,393	45,928	47,088	45,856

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBIT, EBITDA and Adjusted EBITDA (Dollars in thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cash flows provided by operating activities	$12,963	$6,788	$50,012	$46,798
Changes in operating assets and liabilities, net of effect of business acquisitions	453	4,629	4,438	(2,388)
Non-cash expenses, including depreciation, amortization and restructuring	(15,523)	(27,224)	(47,019)	(58,985)
Income tax provision	418	1,040	2,348	2,986
Interest expense, net	2,923	5,725	14,560	23,737
Income attributable to noncontrolling interest	(220)	(203)	(156)	(748)
EBIT	1,014	(9,245)	24,183	11,400
Depreciation and amortization	8,574	8,655	34,135	34,745
EBITDA	9,588	(590)	58,318	46,145
Loss on extinguishment of debt	5,252	16,077	5,599	16,339
Trade secret litigation costs (1)	979	—	3,766	—
Restructuring expense	12	779	777	2,544
Stock-based compensation	1,184	1,158	3,802	3,207
Adjusted EBITDA	$17,015	$17,424	$72,262	$68,235
(1) On February 1, 2013, we filed a civil complaint against a competitor and a former employee in the Superior Court of California for Orange County, which alleged, among other claims, the misappropriation of ARC trade secrets; namely, proprietary customer lists that were used to communicate with our customers in an attempt to unfairly acquire their business. In prior litigation with the competitor based on related facts, in 2007 the competitor entered into a settlement agreement and stipulated judgment, which included an injunction. We instituted this suit to stop the defendant from using similar unfair business practices against us in the Southern California market. The case proceeded to trial in May 2014, and a jury verdict was entered for the defendants. In December 2014, the court awarded the defendant attorneys' fees related to the case. In February 2015, ARC entered into a settlement with the defendant with regards to attorneys' fees. Legal fees associated with the litigation totaled $1.0 million and $3.8 million for the three and twelve months ended December 31, 2014, respectively.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to adjusted cash flows provided by operating activities (Dollars in thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cash flows provided by operating activities	$12,963	$6,788	$50,012	$46,798
Payments related to trade secret litigation costs	130	—	2,744	—
Payments related to restructuring expenses	9	980	1,203	4,304
Receipt of federal income tax refund(1)	—	—	—	(3,762)
Adjusted cash flows provided by operating activities	$13,102	$7,768	$53,959	$47,340
(1) In 2013, ARC received a federal income tax refund of $3.8 million related to its 2009 consolidated federal income tax return.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net (loss) income attributable to ARC to unaudited adjusted net income attributable to ARC
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net (loss) income attributable to ARC Document Solutions, Inc.	$(2,327)	$(16,010)	$7,275	$(15,323)
Loss on extinguishment of debt	5,252	16,077	5,599	16,339
Restructuring expense	12	779	777	2,544
Trade secret litigation costs	979	—	3,766	—
Income tax benefit related to above items	(2,434)	(6,877)	(3,953)	(7,667)
Deferred tax valuation allowance and other discrete tax items	1,141	7,172	(1,657)	8,245
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$2,623	$1,141	$11,807	$4,138

Actual:
(Loss) income per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$(0.05)	$(0.35)	$0.16	$(0.33)
Diluted	$(0.05)	$(0.35)	$0.15	$(0.33)
Weighted average common shares outstanding:
Basic	46,393	45,928	46,245	45,856
Diluted	46,393	45,928	47,088	45,856

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.02	$0.26	$0.09
Diluted	$0.06	$0.02	$0.25	$0.09
Weighted average common shares outstanding:
Basic	46,393	45,928	46,245	45,856
Diluted	47,595	46,682	47,088	46,157

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net (loss) income attributable to ARC to EBIT, EBITDA and Adjusted EBITDA (Dollars in thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net (loss) income attributable to ARC Document Solutions, Inc.	$(2,327)	$(16,010)	$7,275	$(15,323)
Interest expense, net	2,923	5,725	14,560	23,737
Income tax provision	418	1,040	2,348	2,986
EBIT	1,014	(9,245)	24,183	11,400
Depreciation and amortization	8,574	8,655	34,135	34,745
EBITDA	9,588	(590)	58,318	46,145
Loss on extinguishment of debt	5,252	16,077	5,599	16,339
Trade secret litigation costs	979	—	3,766	—
Restructuring expense	12	779	777	2,544
Stock-based compensation	1,184	1,158	3,802	3,207
Adjusted EBITDA	$17,015	$17,424	$72,262	$68,235

ARC Document Solutions, Inc. Net Sales by Product Line (Dollars in thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Service Sales
Onsite services(1)	$34,578	$31,008	$135,020	$121,550
Traditional reprographics	26,477	27,693	113,179	116,673
Color	23,128	20,212	90,310	83,601
Digital	8,146	8,187	33,375	33,534
Total services sales	92,329	87,100	371,884	355,358
Equipment and supplies sales	15,265	14,185	51,872	51,837
Total net sales	$107,594	$101,285	$423,756	$407,195
(1) Represents work done at our customer sites, which includes Facilities Management ("FM") and Managed Print Services ("MPS").
Non-GAAP Financial Measures.
EBIT, EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We present EBIT, EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S.

operating segments. As a result, we believe EBIT is the best measure of operating segment profitability and the most useful metric by which to measure and compare the performance of our operating segments. We use EBITDA to measure performance for determining consolidated-level compensation. In addition, we use EBIT and EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBIT, EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT, EBITDA and related ratios only as supplements.
Our presentation of adjusted net income, adjusted cash flows from operating activities, and adjusted EBITDA over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above. For more information, see our 2013 Annual Report on Form 10-K.
Specifically, we have presented adjusted net income attributable to ARC shareholders and adjusted earnings per share attributable to ARC shareholders for the three and twelve months ended December 31, 2014 and 2013 to reflect the exclusion of loss on extinguishment of debt, restructuring expense, trade secret litigation costs, and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. We have presented adjusted cash flows from operating activities for the three and twelve months ended December 31, 2014 and 2013 to reflect the exclusion of cash payments related to trade secret litigation costs, cash payments related to restructuring expenses, and the receipt of a federal income tax refund in 2013 related to the Company's 2009 consolidated federal income tax return. This presentation facilitates a meaningful comparison of our operating results for the three and twelve months ended December 31, 2014 and 2013. We believe these charges were the result of the current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.
We presented adjusted EBITDA in three and twelve months ended December 31, 2014 and 2013 to exclude loss on extinguishment of debt, trade secret litigation costs, stock-based compensation expense, and restructuring expense. The adjustment of EBITDA for these items is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.

ARC Document Solutions Consolidated Statements of Cash Flows	Three Months Ended		Twelve Months Ended
(Dollars in thousands) (Unaudited)	December 31,		December 31,
	2014	2013	2014	2013
Cash flows from operating activities
Net (loss) income	$(2,107)	$(15,807)	$7,431	$(14,575)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Allowance for accounts receivable	102	85	546	636
Depreciation	7,085	7,099	28,148	28,133
Amortization of intangible assets	1,489	1,556	5,987	6,612
Amortization of deferred financing costs	(37)	267	550	1,098
Amortization of bond discount	316	171	972	671
Stock-based compensation	1,184	1,158	3,802	3,207
Deferred income taxes	(1,025)	(5,827)	5,247	(4,909)
Deferred tax valuation allowance	1,282	6,717	(3,370)	7,277
Restructuring expense, non-cash portion	—	(119)	—	244
Loss on early extinguishment of debt	5,252	16,077	5,599	16,339
Other non-cash items, net	(125)	40	(462)	(323)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	1,526	2,225	(6,898)	(5,133)
Inventory	(149)	(345)	(2,220)	376
Prepaid expenses and other assets	(1,521)	(22)	(1,830)	1,966
Accounts payable and accrued expenses	(309)	(6,487)	6,510	5,179
Net cash provided by operating activities	12,963	6,788	50,012	46,798
Cash flows from investing activities
Capital expenditures	(3,242)	(3,335)	(13,269)	(18,191)
Payments for businesses acquired, net of cash acquired and including other cash payments associated with the acquisitions	—	—	(342)	—
Other	(690)	119	(185)	741
Net cash used in investing activities	(3,932)	(3,216)	(13,796)	(17,450)
Cash flows from financing activities
Proceeds from stock option exercises	26	59	1,227	59
Proceeds from issuance of common stock under Employee Stock Purchase Plan	17	17	82	30
Share repurchases, including shares surrendered for tax withholding	(89)	(34)	(240)	(124)
Proceeds from borrowings on long-term debt agreements	175,000	196,000	175,000	196,402
Payments of debt extinguishment costs	—	(11,264)	—	(11,330)
Early extinguishment of long-term debt	(182,000)	(193,000)	(194,500)	(200,000)
Payments on long-term debt agreements and capital leases	(2,780)	(2,984)	(19,217)	(12,379)
Net borrowings (repayments) under revolving credit facilities	926	201	98	(237)
Payment of deferred financing costs	(2,281)	(2,220)	(2,735)	(2,220)
Dividends paid to noncontrolling interest	—	—	(486)	(485)
Net cash used in financing activities	(11,181)	(13,225)	(40,771)	(30,284)
Effect of foreign currency translation on cash balances	(49)	(39)	(171)	277
Net change in cash and cash equivalents	(2,199)	(9,692)	(4,726)	(659)
Cash and cash equivalents at beginning of period	24,835	37,054	27,362	28,021
Cash and cash equivalents at end of period	$22,636	$27,362	$22,636	$27,362
Supplemental disclosure of cash flow information:
Noncash financing activities:
Capital lease obligations incurred	$4,146	$3,662	$19,055	$10,399
Liabilities in connection with the acquisition of businesses	$658	$—	$1,768	$—
Liabilities in connection with deferred financing costs	$8	$433	$8	$433